[MARCUM LLP]

August 5, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Network 1 Financial Group, Inc. under Item 4.01 of its Form 8-K dated August 4, 2009. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Network 1 Financial Group, Inc. contained therein.

/s/ Marcum LLP